MINISTRY PARTNERS INVESTMENT COMPANY, LLC

ANNOUNCES CHANGES IN SENIOR MANAGEMENT

Ministry Partners Investment Company, LLC (the “Company”), a California based credit union service organization that specializes in church and ministry related financing transactions,  today announced that its President and Chief Executive Officer,  James H. Overholt, retired from his Chief Executive Officer position,  effective as of December 3, 2015. On behalf of the Company’s Board of Managers, R. Michael Lee, its Chairman, said “the Company is thankful for Jim’s contributions and wishes him the best in his retirement.”

The Company also announced that Joseph W. Turner, Jr., President and Chief Executive Officer of the Company’s wholly-owned subsidiary, Ministry Partners Securities, LLC, has been appointed to serve as President and Chief Executive Officer of the Company effective as of December 3, 2015.  With over 26 years of experience in working with churches, ministries, credit unions, banks, and a wide array of financial professionals, industry regulators and clients as a Chief Executive Officer, President, Chief Operating Officer and Managing Director of broker dealer and investment advisory firms, the Board of Managers believes that Mr. Turner will be a great asset to the Company as it seeks to expand its business model of offering ancillary products to its owners, strategic partners and their respective members and grow the Company’s robust church lending, loan servicing and loan participation business.

Chairman Lee further stated, “the Company’s Board of Managers is looking forward to a successful future under Joe’s proactive leadership. Joe’s ability to establish and maintain meaningful partnerships with like-minded organizations is well documented and will serve the best interest of our clients, strategic partners and owners.”

This release contains certain forward-looking statements, including those relating to the future composition of the Company's management team.  Actual results and facts may differ materially as a result of a variety of factors, many of which are outside of the Company’s control. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  The Company has filed a Current Report on Form 8-K with the Securities and Exchange Commission that contains more details regarding the subject matter of this press release.  Certain statements contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In general, all statements that are not historical in nature are forward-looking.